CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of

Oppenheimer Money Market Fund, Inc.

We consent to the use in this Registration Statement of Oppenheimer Money Market Fund, Inc., of our report dated September 16, 2008, relating to the financial statements and financial highlights of Oppenheimer Money Market Fund, Inc., appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings “Independent Registered Public Accounting Firm” appearing in the Statement of Additional Information and “Financial Highlights” appearing in the Prospectus, which are part of such Registration Statement.

/s/ KPMG LLP

                         KPMG LLP

Denver, Colorado

November 24, 2008